Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

DWRI - Q3 2008 DESIGN WITHIN REACH INC Earnings Conference Call (Fireside Chat)

Event Date/Time: Nov. 12. 2008 / 4:30PM ET

CORPORATE PARTICIPANTS

Andrew Greenbaum

Integrated Corporate Relations - Senior Managing Director

Ray Brunner

Design Within Reach - President and CEO

John Hellmann

Design Within Reach - CFO

CONFERENCE CALL PARTICIPANTS

Crystal Kallik

D. A. Davidson - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen. Thank you for standing by, and welcome to the Design Within Reach, Incorporated Third Quarter Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions.

(Operator Instructions)

I would now turn the program over to Andrew Greenbaum with ICR. Please go ahead.

Andrew Greenbaum - Integrated Corporate Relations - Senior Managing Director

Thank you. Good afternoon, ladies and gentlemen. Welcome to Design Within Reach’s third quarter 2008 Fireside Chat conference call. On the call today is Ray Brunner, President and CEO, and John Hellmann, CFO. The Company’s third quarter earnings release was issued last Thursday, November 6. It is available on the Investor Relations portion of Design Within Reach’s website at www.dwr.com.

Before we begin, we would like to remind everyone that the prepared remarks contain forward-looking statements and management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance and therefore undue reliance should not be place on them. We refer all of you to the risk factors contained in Design Within Reach’s recent Form 10-K for the year ended December 29, 2007, the most recent quarterly report Form 10-Q which was filed on November 6, for more detailed discussions of the factors that could cause actual result to differ materially from those projected in any forward looking statements.

With that, I would like to turn the call over to Ray Brunner.

Ray Brunner - Design Within Reach - President and CEO

Thank you, Andrew. Good afternoon, everyone, and thank you for joining us today. The agenda for today’s call will be somewhat different from our previous calls. Instead of reviewing our third quarter financial results which were filed last Thursday, I plan to spend some time talking about current business conditions, what we are doing to manage in these unprecedented economic times. Then, John and I will be available for your questions.

Since we last spoke in August, the macroeconomic conditions have deteriorated significantly. The stock market has lost over $7 trillion in value and the impact on our clients has been profound. Luxury retailers have seen dramatic drops in sales overnight. While our clients are still fortunate, they are no longer feeling quite as certain of the future. As a result, they are deferring major purchases and looking for some indication of a bottom for the current economic conditions. Whether they are deferring the purchase of new furniture or simply buying black coffee rather than a latte at Starbucks, they are cutting back.

This is true for both our residential and commercial clients. Traditionally, our commercial clients represented approximately 30% of our sales. We are fortunate to have companies like Nordstrom, Neiman Marcus and Saks among our many commercial clients. Today, these well-respected and well run retail organizations are facing the same decisions we all are, and they are cutting back on discretionary capital spending. As a result, we estimate that our commercial business is off well over 50% and will stay there for some time. This impacts our total performance by over 15%.

We believe these revenues are deferred spending rather than lost sales, and we applaud the companies that are taking the actions needed to steer a clear course in these times. The depth of our current financial challenge as a nation may be unprecedented. One result of this situation is a lack of clarity from management to forecast sales over the next six to 12 months with any reasonable degree of accuracy. We have seen our sales fall from plus 4% to minus 30% virtually overnight, with the stock markets decline of $1.2 trillion in value in a single day.

Since then, we have seen a softening of a loss, but not a return to plus territory. We continue to run in the 20% down range on a daily basis, with the decline in sales being so abrupt and unexpected that our ability to react and ensure liquidity has been tested. As I am sure you know, we place orders months in advance. Over the last six weeks, we have reduced our forward orders by over $7 million, worked with our suppliers to push out orders and ensure continued favorable terms, reduced operating expenses for Q4 by close to $1 million, planned for the 20% sales deficit to extend through the end of the year. No area of expense has been left untouched and none is exempt from further scrutiny.

Based upon these actions and what we hope to be a conservative sales forecast, we do not foresee the need to raise capital or increase financing above our current facility in 2009. However, as we all know, the economy is in uncharted territory and continuing consumer uncertainty, combined with fear of the future, could affect sales beyond our current levels. If that were to occur, we would be faced with further cuts in spending.

On the product margin and inventory side, we have been very successful with the inventory management programs we began implementing in 2007. Today, approximately 60% of our upholstery is drop-shipped direct from the vendor up from approximately 40% just a year ago. By moving much of our sourcing to US manufacturers, we have been able to increase our use of drop-ship programs and reduce our inventory levels while increasing margins. In fact, we expect to raise our margin by 200 basis points in 2009.

At the end of the third quarter, approximately 37% of our products were sourced outside of the US down from 55% just a year ago. We plan to continue moving sourcing to North America over the next two years. We have seen improvements in margins, reductions in inventory levels, improved inventory turnover, improved client service, better product quality and lower return rates as a result of these efforts. And, we expect to realize greater benefit in the near future.

The majority of these changes took effect throughout 2008. As a result, the benefits are not yet readily apparent. In 2009, we will be selling products at these improved margins and in many cases, at lower retails all year. Looking ahead to 2009, we are not giving any sales guidance for the year. However, we will tell you that we are planning for a continuation of the current conditions well into the year and expect sales to be down year-over-year versus 2008. As a result, we have trimmed our 2009 expenses by over $8 million in net operating costs and have identified significant additional savings that could be implemented if sales were to erode further.

Today, we are taking the advice of Jack Welch from a recently quoted Business Week article very seriously, “Cut costs deeper than you like, fixate on operational details to wring out excess and focus on cash as if your life depended on it. It just might.” We are monitoring cash flow daily, making decisions based upon insuring the liquidity and long-term viability of DWR.

Many times these decisions may have negative impact on our P&L and can be negative to share price in the short term. It is my belief that short-term decision making may have caused many managers to manage quarter-to-quarter and contributed to our current economic mess. Perhaps this wake-up call will cause all of us to realize that long-term stability and steady managed growth is really what businesses and solid economies are built upon.

In October, we launched our DWR Tools for Living concept in New York City and Santa Monica. Many people have asked us why we were launching a new concept in these times. Well, since it takes two years to get an idea to reality, we had no idea this economic climate would exist when we started on the path which spanned our market reach with this new product offering. That said, these two stores are exceeding their original pro formas and promise to be a significant component of our future growth. I might add that their pro formas were not done with any consideration to current market conditions.

In addition, we launched DWR Kitchen in New York this October and the early indications for this brand extension are also very positive. Our studios continue to produce the majority of our revenue and, even through Q3, generate significant four-wall returns. We believe we are looking at the future through realistic eyes, planning for significant downturn in revenue, and taking the actions that will enable us to emerge stronger financially and better run operationally.

The future for DWR is truly bright, and the resolve of every one of our 300-plus people is a commitment to steer our company safely through this storm. We believe that we have the ingredients for a profitable long-term financial performance. We have a strong brand and a sound business strategy. We have an extremely desirable customer demographic. And, most important of all, we have a great team committed to delivering outstanding customer service.

Turning to our balance sheet. While we are maintaining a disciplined approach to expenses, conservatively managing our inventory levels is key component of our focus on cash. Despite the soft sales in the third quarter and the opening of our two Tools for Living stores, we ended the quarter with inventories down $4 million, or approximately 10%. At the end of the third quarter, we had approximately $16.6 million in working capital resources including $5.1 million in cash and cash equivalents, and $11.5 million available for advances under our revolving credit facility.

Our credit facility with Wells Fargo provides for an initial $20 million revolving line and letters of credit up to $5 million. The amount we may borrow at any given time is based upon a percentage of eligible inventory and accounts receivable less certain reserves. We are currently in compliance with all covenants under our credit facility. We have canceled all uncommitted capital expenditures for the remainder of 2008 and 2009. Based upon what we hope are conservative sales forecasts and aggressive expense management, we believe that our existing cash balances and availability under our revolving line of credit will provide sufficient liquidity to fund our operations and anticipated capital expenditures for the foreseeable future.

Over the past two years, everyone at DWR has done a tremendous amount of work to position the Company for long-term growth and profitability. And, we will continue to take the necessary actions to address the adverse affects of the current environment and ensure DWR’s continued financial health and viability. However, I want to emphasize that we will not compromise our customer experience or take action that will negatively impact our long-term future.

In summary, we believe that we are taking the right steps, that we have the right people, the plan and the resolve to put DWR in the best position to achieve significant profits and long-term viability when our economic conditions again turn upward.

With that, I will open the call to your questions.

QUESTION AND ANSWER

Operator

Thank you.

(Operator Instructions)

Our first question comes from the line of Crystal Kallik with D. A. Davidson. Please go ahead.

Ray Brunner - Design Within Reach - President and CEO

Hi, Crystal.

Crystal Kallik - D. A. Davidson - Analyst

Hi, Ray. I noticed in the 10-Q you guys made a couple of comments — just looking at your commentary about reducing expenses and depending on how difficult the environment gets — what’s in your playbook. It looks like a couple of things you called out where you’re lowering catalog costs in 2009 and then additional headcount reduction if necessary. Could you give us a little more granularity on how you are looking at the variables in your cost structure for 2009?

Ray Brunner - Design Within Reach - President and CEO

Well, you have a couple of separate issues. We have lowered the expenses — our 2009 budget expenses reflect a lowering of expenses from $92 million a year roughly in 2007 to $75 million in 2009. That is with more doors open. And, an improvement in margin with the Euro going in the wrong direction. We will reduce marketing next year by $4.5 million. At the same time, we will circulate 1 million more catalogues than we did this year.

We will change our paper quality. We have found some more productive ways to deal with delivery. The postal system has made the cost of catalogues extremely high. And, we have identified an additional $10 million in savings that we could key up if we had to, but where it is getting in to cutting off an arm to save your life, and triage. So those are not — the obvious question is if you can take $10 million more out, why not do it? But now it is $10 million you could take out to if you had to to survive, but it is triage —

Crystal Kallik - D. A. Davidson - Analyst

Okay.

Ray Brunner - Design Within Reach - President and CEO

— at that point. So the marketing spend will be greatly reduced, but at the same time we are going to get more pages and more books distributed. The headcount has been reduced here by, I would say, around 12% to 15% in the headquarters area, and obviously there are some other cuts. And, the executive team is taking salary reductions.

Crystal Kallik - D. A. Davidson - Analyst

Okay. And then — that is helpful, thank you. Now you commented on CapEx for the full year. I think originally — this year you were thinking about $9 million. and it sounds like you will come in a little bit lower than now you cancelled.

Ray Brunner - Design Within Reach - President and CEO

We will come in a lot lower than that.

Crystal Kallik - D. A. Davidson - Analyst

Okay. Are you comfortable giving us a more specific number than that, or not yet?

Ray Brunner - Design Within Reach - President and CEO

John?

John Hellmann - Design Within Reach - CFO

For the balance of the year it will be roughly $2.5 million for the fourth quarter.

Ray Brunner - Design Within Reach - President and CEO

So we will spend about $6 million.

Crystal Kallik - D. A. Davidson - Analyst

Okay. I think originally you were thinking inventory would be down about $8 million, but I think you — just said — it sounds like you were tracking ahead of that as well for the full year?

Ray Brunner - Design Within Reach - President and CEO

Yes, we will be ahead of that before we are done. Obviously, sales — we have to place orders 16 weeks out and I never thought in the 40 years I have been running retail stores I would ever talk about the economy, because I have never let that be an issue. But, when the market dropped — the wonderful day the market dropped $1.2 trillion, it was like somebody shut a faucet off.

And, when you go from running moderate increase to just flat, to running the first few days 40% to 50% down, you can’t get ahead of that too easily. You have no predictor. So we have worked with our vendors. We have moved orders out. We have seen a movement back towards the zero line, but only maybe halfway back, as I said where we are seeing 20% down territory. So there has been a flattening out of the loss — knock on wood, and occasional signs of blips back up. But I think we are all in the same bind. Everybody read Starbucks, I’m sure, Q3 announcement. 97% is a big drop in earnings.

Crystal Kallik - D. A. Davidson - Analyst

Sure. Okay. And one of the strategies you have been working on and it seems like you will probably continue that, was rather than trying to discount to impact the brand equity you have been doing more free shipping. And I assume we should assume that similar strategy going forward.

John Hellmann - Design Within Reach - CFO

You know, we are — not things you want to hear from the CFO — CEO. We are trying to figure it out. Yes, we pushed the free shipping button instead of taking dramatic price reductions. We do not want to do things that would harm the brand long-term, which is basically winding up on sale all the time. Free shipping — historically, we knew we could push that button and what it would get us.

We are not seeing that kind of lift. Then you have to kind of answer the question, would it have been worse if we didn’t push the button, or am I giving away incremental dollars? I think going through holiday we’ll get a good answer to that question. I think the consumer at this end — at the luxury end and I think it is the same thing that Nordstroms, and Saks and Neimans saw, is going to be motivated by providing better service and doing a better job. I don’t think they are motivated that much by price.

And, we are going to provide better quality. We are going to bring some of our prices down on everyday basis as we — we are a little lucky in this as we started working on reducing our costs and bringing our product onshore two years ago. And, that allows the room to move retails down on a regular price basis and move margins up. So, you will see us with some products that have lower everyday prices starting next year, which is not meant to sound like Wal-Mart, but it does. And, the margins will be better.

Inventory will be considerably lower because we are two weeks away to three weeks away from supply on those products, instead of 14 to 16 weeks away. So, we are going to cautiously try to stimulate the top line, but we need to find out where the incremental numbers are and how to measure the incremental costs. That is a longer answer than you needed, but —

Crystal Kallik - D. A. Davidson - Analyst

So it sounds like you will be testing different scenarios with certain customer groups to see what resonates.

Ray Brunner - Design Within Reach - President and CEO

Exactly. That is one of the reasons we are taking the book back up 1 million copies. That seems to be working for us in the stores. Our stores are the core and heart of our business. And, we will mail 12 books in 2009 against nine books in 2008. So this year, we had three months without a book. We pulled $1 million out of fourth quarter advertising budgets, put a book into December that wasn’t planned and do it without increasing our spend.

So, we are trying to figure out what will stimulate the consumer. And a lot of our drop, as we’ve mentioned in the call, is commercial business. And, if that is a deferred purchase, it is a deferred purchase. If one of our commercial clients is doing the same things we are doing, finding ways to reduce expenses, they will defer the purchase of those conference room chairs. Now, we don’t think they will forego them. We think they will defer them, and we think when they buy them, they will buy them from us, but I have also been around long enough to know that some portion of those are just lost sales.

Crystal Kallik - D. A. Davidson - Analyst

Okay. And then finally, Tools for Living, it sounds like it is certainly performing better than one would expect in this environment. Any commentary on the margins? I know that was designed to be a margins booster for you. Does it still look like that —?

Ray Brunner - Design Within Reach - President and CEO

The margins are currently — the in-store margins are currently running in the 60s, which we are very happy with. The stores are running on the original pro formas which did not consider the market to be where it is today — the economic environment to be where it is today. Both stores are doing well. And, we will run them for a year and see how they do for a year and then make a decision on where we are and what we do with them. Certainly, we are not going to be spending money rolling out business in this current environment, but it is so far it’s been incredibly well received by the customer.

Crystal Kallik - D. A. Davidson - Analyst

Great. Thanks so much, and good luck.

Ray Brunner - Design Within Reach - President and CEO

Thanks.

Operator

Thank you. That does conclude our question and answer session. I would like to turn the call back over to Mr. Brunner for closing remarks.

Ray Brunner - Design Within Reach - President and CEO

Okay. Thank you, everyone, for your time and for dialing in, and we look forward to having much more enjoyable news to report on our fourth quarter conference call in March. Bye now.

Operator

Thank you, ladies and gentlemen. That does conclude the Design Within Reach, Incorporated Third Quarter Conference Call. Thank you for your participation, and have a great day.

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